Exhibit 10.21

______________________________________________________

INDIVIDUAL ACCOUNT RETIREMENT PLAN

FOR

BARGAINING UNIT EMPLOYEES

AT THE CAMERON INTERNATIONAL CORPORATION

BUFFALO, NEW YORK PLANT

(As Amended and Restated Effective as of January 1, 2008)

______________________________________________________

INDIVIDUAL ACCOUNT RETIREMENT PLAN

FOR

BARGAINING UNIT EMPLOYEES

AT THE CAMERON INTERNATIONAL CORPORATION

BUFFALO, NEW YORK PLANT

(January 1, 2008 Restatement)

PREAMBLE

WHEREAS, Cooper Industries, Inc. established the Individual Account Retirement Plan for Bargaining Unit Employees at the Buffalo, New York Plant (the “Plan”), effective as of January 1, 1988, for the benefit of hourly employees represented by the International Association of Machinists and Aerospace Workers, Local Lodge No. 330, District No. 65 (formerly District No. 76), at its Buffalo, New York facility;

WHEREAS, Cameron International Corporation (the “Company”), which was formerly named Cooper Cameron Corporation, assumed the Plan as of January 1, 1995;

WHEREAS, the Plan has been renamed the Individual Account Retirement Plan for Bargaining Unit Employees at the Cameron International Corporation Buffalo, New York Plant; and

WHEREAS, the Company desires to restate the Plan and to amend the Plan in several respects, intending thereby to provide an uninterrupted and continuing program of benefits;

NOW, THEREFORE, the Plan is hereby amended and restated in its entirety as follows with no interruption in time, effective as of January 1, 2008, except as otherwise indicated herein.

I.           DEFINITIONS AND CONSTRUCTION

1.01 Definitions

.  Where the following words and phrases appear in the Plan, they shall have the respective meanings set forth below, unless their context clearly indicates to the contrary.

(1)	Account

An individual account established for each Eligible Employee who becomes a Member.  Such account shall be established, maintained, and administered as provided in Article IV.

(2)	Account Balance

The balance credited to the Account of a Member as of any relevant date, to be determined as provided in Article IV.

(3)	Allocation Date

Any date within an Allocation Year on which Contribution Amounts are allocated as provided in Section 4.02.  An “Annual Allocation Date” shall be the last day of an Allocation Year.

(4)	Allocation Month

A period of time which coincides with a calendar month and for which the Company makes contributions pursuant to Section 3.02.

(5)	Allocation Year

A period of time which coincides with a Plan Year and for which the Company makes contributions pursuant to Section 3.02.

(6)	Benefit Disbursement Date

With respect to each Member, the date the first payment is made pursuant to the Plan to provide a benefit for such Member or his Beneficiary.  In the case of an annuity, the Benefit Disbursement Date shall be the first day of the first period for which a payment is payable as an annuity and in the case of a benefit payable in a form other than an annuity, the Benefit Disbursement Date shall be the first day on which all events have occurred which entitle a Member to such benefit.

(7)	Code

The Internal Revenue Code of 1986, and the regulations issued thereunder, as amended from time to time.

(8)	Company

Cameron International Corporation, which as of January 1, 1995, shall be the plan sponsor of the Plan.

(9)	Company Contribution

The contributions made to the Plan by the Company in accordance with the provisions of Section 3.02.

(10)	Company Stock

The common stock of Cameron International Corporation.

(11)	Company Stock Fund

The investment fund established to invest in Company Stock and maintained pursuant to the provisions of Section 11.01(a).

(12)	Contribution Amount

The amount of Company Contribution made with respect to each Member as provided in Section 3.02.

(13)	Contribution Hour

An hour of active employment while an active Member of the Plan for which such Member receives pay from the Company, including overtime, holidays, personal days and vacation hours.  A Contribution Hour shall not include any paid hours for any other absence or other periods during which no duties are performed for the Company.

(14)	Controlled Entity

Each corporation that is a member of a controlled group of corporations, within the meaning of Section 1563(a) (determined without regard to Sections 1563(a)(4) and 1563(e)(3)(C)) of the Code), of which the Company is a member, each trade or business (whether or not incorporated) with which the Company is under common control, and each organization that is a member of an affiliated service group, within the meaning of Section 414(m) of the Code, of which the Company is a member.

(15)	Effective Date

January 1, 2008, as to this restatement of the Plan, except (A) as otherwise indicated in specific provisions of the Plan and (B) that provisions of the Plan required to have an earlier effective date by applicable statute and/or regulations shall be effective as of the required effective date in such statute and/or regulation and shall apply, as of such required effective date, to any plan merged into this Plan.  The original effective date of the Plan was January 1, 1998.

(16)	Eligible Employee

An Employee who is employed by the Employer and who is represented by International Association of Machinists and Aerospace Workers, Local Lodge No. 330, District No. 65, at the Buffalo, New York facility of the Employer.

(17)	Eligible Retirement Plan

Any of:  an individual retirement account described in Section 408(a) of the Code, an individual retirement annuity described in Section 408(b) of the Code, an annuity plan described in Section 403(a) of the Code, a qualified plan described in Section 401(a) of the Code, which, under its provisions does, and under applicable law may, accept an Eligible Rollover Distribution, an annuity contract described in Section 403(b) of the Code and an eligible plan under Section 457(b) of the Code which is maintained by a state, political subdivision of a state, or agency or instrumentality of a state or political subdivision of a state and which agrees to separately account for the amounts transferred into such plan from this Plan.  The definition of Eligible Retirement Plan shall also apply in the case of a distribution to a surviving spouse or to a spouse or former spouse who is an alternate payee under a qualified domestic relations order, as defined in Section 414(p) of the Code and, with respect to an Eligible Rollover Distribution to be made to an individual retirement account described in Section 408(a) of the Code or an individual retirement annuity described in Section 408(b) of the Code in either case which was established for purposes of receiving such distribution, a designated beneficiary other than a Member’s spouse.

(18)	Eligible Rollover Distribution

All or any portion of a Plan distribution to a Member or a beneficiary who is a deceased Member’s surviving spouse or an alternate payee under a qualified domestic relations order who is a Member’s spouse or former spouse; provided, however, that such distribution is not (i) one of a series of substantially equal periodic payments made at least annually for over a specified period of ten or more years or the life of the Member or beneficiary or the joint lives of the Member and a designated beneficiary, (ii) a distribution to the extent such distribution is required under Section 401(a)(9) of the Code, or (iii) the portion of any distribution which is not includible in gross income (determined without regard to any exclusion of net unrealized appreciation with respect to employer securities).

Notwithstanding the foregoing or any other provision of the Plan, (A) any amount that is distributed from the Plan on account of hardship shall not be an Eligible Rollover Distribution and the distributee may not elect to have any portion of such a distribution paid directly to an Eligible Retirement Plan and (B) a portion of a distribution shall not fail to be an Eligible Rollover Distribution merely because the portion consists of after-tax employee contributions which are not includable in gross income; provided, however, that such portion may be transferred only to an individual retirement account or annuity described in Section 408(a) or (b) of the Code or to a qualified defined contribution plan described in Section 401(a) or 403(a) of the Code that agrees to separately account for amounts so transferred, including separately accounting for the portion of such distribution which is includable in gross income and the portion of such distribution which is not so includable.

(19)	Eligible Surviving Spouse

For purposes of Section 9.03(a), the spouse to whom a Member is married on his Benefit Disbursement Date.  For purposes of Section 9.04(a), the spouse to whom a Member was married on the date of his death.  For purposes of Section 9.04(d), the spouse to whom a former Member was married on the date of his death.

(20)	Employee

Any individual employed by the Company or a Controlled Entity.

(21)	Employer

The Turbocompressor Division of the Company.

(22)	ERISA

The Employee Retirement Income Security Act of 1974, and the regulations issued thereunder, as amended from time to time.

(23)	Funding Agent

The legal reserve life insurance company or corporate trustee selected to hold and/or invest assets of the Plan, and if and when directed, to pay benefits provided under the Plan.  Where there is more than one Funding Agent, the term “Funding Agent” shall refer to all such Funding Agents.

(24)	Hour of Service

The measure of service credited to an Employee pursuant to the provisions of Section 15.02.

(25)	Leased Worker

Any person (other than a person who is an employee without regard to this Paragraph 1.01(25)) engaged in performing services for a Controlled Entity (the “recipient”) pursuant to an agreement between the recipient and any other person (“Leasing Organization”) who meets the following requirements:

(a)           he has performed services for one or more Controlled Entities (or for any other “related persons” determined in accordance with Section 414(n)(6) of the Code) on a substantially full-time basis for a period of at least one year;

(b)           such services are performed under primary direction or control by the Company or a Controlled Entity; and

(c)           he is not participating in a “safe harbor plan” of the Leasing Organization.  (For this purpose a “safe harbor plan” is a plan that satisfies the requirements of Section 414(n)(5) of the Code, which will generally be a money purchase pension plan with a nonintegrated company contribution rate of at least 10% of compensation and which provides for immediate participation and full and immediate vesting).

A person who is a Leased Worker during any taxable year beginning after December 31, 1983, shall also be considered an employee of a Controlled Entity during such period (and solely for the purpose of determining length of service for vesting purposes, and shall also be considered to have been an employee for any earlier period in which he was a Leased Worker) but shall not be a Member and shall not otherwise be eligible to become covered by the Plan during any period in which he is a Leased Worker.  Notwithstanding the foregoing, the sole purpose of this Paragraph 1.01(25) is to define and apply the term “Leased Worker” strictly (and only) to the extent necessary to satisfy the minimum requirements of Section 414(n) of the Code relating to “leased employees.”  This Section 1.01(25) shall be interpreted, applied and, if and to the extent necessary, deemed modified without formal amendment of language, so as to satisfy solely the minimum requirements of Section 414(n) of the Code.

(26)	Leave of Absence

Any absence authorized by the Company under the Company’s standard personnel practices.

(27)	Member

An Eligible Employee who has met the eligibility requirement for participation in the Plan as set forth in Article II.

(28)	One-Year Break-In-Service

Any Plan Year during which an Employee is credited with less than 501 Hours of Service as defined in Article XV; provided, however, that no Employee shall incur a One-Year Break-In-Service solely by reason of an absence due to the birth of a child of the Employee, the pregnancy of the Employee, the placement of a child with the Employee on account of the adoption of such child by such employee, or the caring for a child by the Employee for a period beginning following the birth or placement of such child, with respect to the Plan Year in which such absence begins, if the Employee otherwise would have incurred a One-Year Break-In-Service or, in any other case, in the immediately following Plan Year.

(29)	Plan

Individual Account Retirement Plan for Bargaining Unit Employees at the Cameron International Corporation Buffalo, New York Plant, a profit-sharing plan, as set forth herein and as amended hereafter from time to time.

(30)	Plan Year

Each twelve-consecutive month period commencing January 1 and terminating on the subsequent December 31.

(31)	Retirement Age

Age 65.

(32)	Retirement Date

The date on which an active or inactive Member terminates employment with the Company upon or after attaining his Retirement Age.

(33)	Rollover Contributions

The rollover contributions made to the Plan in accordance with the provisions of Section 3.06.

(34)	Service

A Member’s Service for purposes of the Plan shall be determined in accordance with the rules set forth in Article XV.

(35)	Tax Deferred Savings Contributions

The cash or deferred arrangements contributions made to the Plan in accordance with the provisions of Article XVII.

(36)	Total and Permanent Disability

A Member shall be considered totally and permanently disabled if such Member has been determined to be disabled under any Company-sponsored long-term disability plan, or if such Member is not eligible for coverage under any such plan, then such Member shall be considered totally and permanently disabled if such Member has been determined eligible to receive Social Security disability benefits under the federal Social Security Act.  A Member shall cease to be Permanently and Totally Disabled for purposes of the Plan as of the date he ceases to be eligible for such benefits.

(37)	Vested Interest

The percentage of a Member’s Account which, pursuant to the Plan, is nonforfeitable.

(38)	Vesting Service

As defined in Article XV, the measure of service used in determining a Member’s Vested Interest.

1.02 Number and Gender

  Wherever appropriate herein, words used in the singular shall be considered to include the plural and the plural to include the singular.  The masculine gender, where appearing in the Plan, shall be deemed to include the feminine gender.

1.03 Headings

  The headings of Articles and Sections herein are included solely for convenience and if there is any conflict between such headings and the text of the Plan, the text shall control.

II.           MEMBERSHIP

2.01 Initial Membership

  An Eligible Employee shall become a Member as of the later of (i) the Effective Date, or (ii) the date on which he becomes an Eligible Employee.

2.02 Membership Classification

  A Member shall be either an “active”, an “inactive”, or a “former” Member.  A Member while actively employed as an Eligible Employee shall be an active Member.  A Member who ceases to be an Eligible Employee and (i) who remains employed by the Company or (ii) who is on Leave of Absence or layoff, shall be an inactive Member.  An active or inactive Member who terminates employment with the Company, or an inactive Member described in clause (ii) of the next preceding sentence who has terminated employment with the Company and whose Leave of Absence or layoff has expired, shall be a former Member so long as he retains an Account Balance in his Account.

2.03 Reemployment Membership

  A former Employee who was a Member prior to a termination of his employment shall become an active Member again on the date of his reemployment as an Eligible Employee.  A former Employee who was a Member prior to a termination of his employment shall become an inactive Member on the date of his reemployment by the Company or a Controlled Entity in an employment status other than as an Eligible Employee.

III.           CONTRIBUTIONS

3.01 Plan Contributions

  Unless specifically provided otherwise, all contributions to the Plan shall be made by the Company and Members shall not be required or permitted to make contributions to the Plan.

3.02 Amount of Company Contributions

  For each Allocation Month, the Company shall contribute an amount equal to the total of the Contribution Amounts for all active Members of the Plan for the Allocation Month minus the Section 8.03 forfeitures applicable to the Plan for such Allocation Month.  The monthly Contribution Amount for each Member of the Plan shall be the total of each “pay period contribution” for the Member for each “pay period” during the “Member’s contribution period” ending within the Allocation Month, with each “pay period contribution” for the Member being determined by multiplying the Member’s Contribution Hours for the “pay period” by the contribution rate listed in the table below:

Effective Date of Contribution Rate	Contribution Rate
On and after July 30, 2007	$1.20

A “Member’s contribution period” is the period beginning as of the first day of the Member’s first “pay period” ending within an Allocation Month and ending on the last day of the Member’s final pay period ending within the same Allocation Month.  A Member’s “pay period” is the periodic payroll period for which the Member is compensated by the Company.  Any Company contributions allocated for the benefit of a Member, together with any net income (or net loss) allocated thereto, shall be held in the Member’s Account.

In addition to the Company Contributions set forth above which are allocated to Members’ Accounts pursuant to Article IV, each Member who elected to transfer the value of his benefits under the Pension Plan for Employees in the Machinists Bargaining Unit, District No. 76 at the Cheektowaga, New York Plant (“Prior Plan Benefits”) shall have a separate subaccount in which he is 100% vested maintained, adjusted and distributed in accordance with the provisions of the Plan relating to the rest of his Account.

3.03 Payment of Company Contributions

  The Company may make payment of the Company Contributions for any Allocation Year and/or Allocation Month on any date or dates it elects; provided, however, that the total amount of the Company Contributions to the Plan for any Allocation Year shall be paid in full not later than the last day for filing the Company’s federal income tax return for such Allocation Year (including extensions thereof).  Company Contributions shall be paid directly to the Funding Agent.

3.04 Reinstatement Contributions

  In any case where a reemployed former Member becomes entitled to the reinstatement of the “forfeitable portion of his Account” as provided in Section 8.04, the Company shall contribute to the Funding Agent such forfeitable portion of his Account.  Any such contribution shall be made as soon as practicable following the date of the reemployment of the former Member.  Such contribution and the allocation thereof under Section 4.01 shall be made in such manner as is necessary to avoid a violation of the limitations referred to in Section 4.03.

3.05 Return of Company Contributions

  In the event any Company Contribution to the Plan made by the Company or its Controlled Entities:

(a) is made under a mistake of fact, or

(b) is conditioned upon deduction of the contribution under Section 404 of the Code and such deduction is disallowed, or

(c) is conditioned upon qualification of the Plan under Section 401(a) of the Code and the Plan does not so qualify,

such a contribution may be returned by the Funding Agent to the Company or its Controlled Entities within one year after the payment of the contribution, the disallowance of the deduction to the extent disallowed, or the date of denial of the qualification of the Plan, whichever is applicable, if demand therefor is made by the Company or its Controlled Entities within the time allowed by law.

3.06 Rollover Contributions

(a) Rollover Contributions may be made to the Plan by any Eligible Employee of amounts received by such Eligible Employee from an individual retirement account or annuity or from an employees’ trust described in section 401(a) of the Code, which is exempt from tax under section 501(a) of the Code, but only if any such Rollover Contribution is made pursuant to and in accordance with applicable provisions of the Code and Treasury regulations promulgated thereunder.  A Rollover Contribution of amounts that are “eligible rollover distributions” within the meaning of section 402(f)(2)(A) of the Code may be made to the Plan irrespective of whether such eligible rollover distribution was paid to the Eligible Employee or paid to the Plan as a “direct” Rollover Contribution.  A direct Rollover Contribution to the Plan may be effectuated only by wire transfer directed to the Funding Agent or by issuance of a check made payable to the Funding Agent, which is negotiable only by the Funding Agent and which identifies the Eligible Employee for whose benefit the Rollover Contribution is being made.  Any Eligible Employee desiring to effect a Rollover Contribution to the Plan must execute and file with the Company the form prescribed by the Company for such purpose.  The Company may require as a condition to accepting any Rollover Contribution that such Eligible Employee furnish any evidence that the Company in its discretion deems satisfactory to establish that the proposed Rollover Contribution is in fact eligible for rollover to the Plan and is made pursuant to and in accordance with applicable provisions of the Code and Treasury regulations.  All Rollover Contributions to the Plan must be made in cash.

(b) An Eligible Employee who has made a Rollover Contribution in accordance with this Section but who has not otherwise become a Member of the Plan in accordance with Article II, shall become a Member coincident with such Rollover Contribution; provided, however, that such Member shall not have a right to share in Company contributions hereunder until he has otherwise satisfied the requirements imposed by Article II.

(c) A Rollover Contribution shall be credited to the Account of the Eligible Employee for whose benefit such Rollover Contribution is being made as of the date such Rollover Contribution is made.  Any Rollover Contributions which are credited to a Member’s Account shall be commingled for investment purposes with other Plan assets.  The Funding Agent shall account for the Rollover Contributions (and the net income (or net loss) allocable thereto) of a Member separately in accordance with the procedures applicable to Accounts in general.  A Member shall be 100% vested at all times in the value of his Rollover Contributions.  Except as specifically provided in this Section 3.06, Rollover Contributions shall be held and administered in accordance with the procedures applicable to Company contributions credited to Accounts.

(d) Notwithstanding the preceding Paragraphs, this Section shall not be effective unless and until the Company, by appropriate action, elects to make this Section effective.

IV.           ALLOCATIONS AND ADJUSTMENTS TO ACCOUNTS

4.01 Allocations of Contributions

  Each active Member shall have allocated to his Account (i) the Contribution Amount which is applicable to him for each Allocation Year or Allocation Month as provided in Section 3.02 and (ii) the Tax Deferred Savings Contributions (including catch-up contributions), if any, made on behalf of a Member by the Employer as provided in Section 17.01.

4.02 Valuation of Accounts

 All amounts contributed to the Funding Agent shall be invested as soon as administratively feasible following their receipt by the Funding Agent, and the balance of each Account shall reflect the result of daily pricing of the assets in which such Account is invested from the time of receipt by the Funding Agent until the time of distribution.

4.03 Statutory Limitations on Certain Allocations

  It is the intent of the Plan that allocations made under this Article IV shall be in compliance with the benefit limitations of Section 415 of the Code.  Accordingly, the limitations set forth in Appendix A to the Plan shall apply to the allocations made under this Article IV.

V.           RETIREMENT BENEFITS

As of a Member’s Retirement Date, such Member shall be entitled to a retirement benefit payable at the time and in the form provided in Article IX, equal to his Account Balance on his Benefit Disbursement Date.  Any Contribution Amount allocable to a Member’s Account after his Benefit Disbursement Date shall be distributed, if his benefit was paid in a lump sum, or used to increase his payments, if his benefit is being paid on a periodic basis, as soon as administratively feasible after the date that such Contribution Amount is paid to the Funding Agent.

VI.           DEATH BENEFITS

6.01 Death Benefits

  In the event of the death of an active or inactive Member (“deceased Member,” for purposes of this Section 6.01), the deceased Member’s designated beneficiary shall be entitled to a death benefit payable at the time and in the form provided in Section 9.04, equal to the deceased Member’s Account Balance on his Benefit Disbursement Date.  Any Contribution Amount allocable to a deceased Member’s Account after his Benefit Disbursement Date shall be distributed, if the death benefit was paid in a lump sum, or used to increase payments, if the death benefit is being paid on a periodic basis, as soon as administratively feasible after the date that such Contribution Amount is paid to the Funding Agent.

6.02 Designation of Beneficiaries

  The spouse of each married Member shall be the Beneficiary of such Member to whom payment of a death benefit determined under Section 6.01 shall be made; provided, however, that a Member may designate a person or persons other than his spouse as his beneficiary if the requirements of Section 6.04 are met.  Each Member who is unmarried may designate any person or persons as his Beneficiary or Beneficiaries to whom payment of a death benefit determined under Section 6.01 shall be made in the event of the death of such Member.

6.03 Beneficiary in Absence of a Designated Beneficiary

  If a deceased Member with respect to whom death benefits are payable as provided in Section 6.01 does not have a surviving spouse and if no Beneficiary has been designated pursuant to the provisions of Section 6.02, or if no Beneficiary survives such Member, then the Beneficiary of such Member shall be the Beneficiary established under the following priority listing:

(i)	the beneficiary named under a group term life insurance program sponsored by the Company,

(ii)	if there is no beneficiary under subparagraph (i) above, the beneficiary named under any other program sponsored by the Company which provides for a death benefit,

(iii)	if there is no beneficiary under subparagraph (i) or (ii) above, the children of the deceased Member, and

(iv)	if there is no beneficiary under subparagraph (i), (ii) or (iii) above, the executor or administrator of the deceased Member’s estate, as the case may be.

6.04 Spousal Consent to Beneficiary Designation

  In the event a Member is married, any election to designate a beneficiary other than his spouse as Beneficiary or to change the form of payment applicable to such Member, shall be effective and may be changed only if the Member’s spouse consents in writing thereto and such consent acknowledges the effect of such action and is witnessed by a Plan representative or a notary public, unless a Plan representative finds that such consent cannot be obtained because the spouse cannot be located or because of other circumstances set forth in Section 401(a)(11) of the Code and regulations issued thereunder.

VII.           DISABILITY BENEFITS

7.01 Amount of Disability Benefit

  In the event of the Total and Permanent Disability of an active Member such Member shall be entitled to a disability benefit, payable at the time and in the form provided in Article IX, equal to his Account Balance on his Benefit Disbursement Date.  Any Contribution Amount allocable to a Member’s Account after his Benefit Disbursement Date shall be distributed, if his benefit was paid in a lump sum, or used to increase his payments, if his benefit is being paid on a periodic basis, as soon as administratively feasible after the date that such Contribution Amount is paid to the Funding Agent.

VIII.           BENEFITS FOR OTHER TERMINATION OF EMPLOYMENT; VESTING

8.01 Benefits for Other Termination of Employment

  Each active or inactive Member whose employment is terminated prior to attaining his Retirement Age for any reason other than Total and Permanent Disability or death shall be entitled to a termination benefit, payable at the time and in the form provided in Article IX, equal to his Vested Interest in his Account Balance on his Benefit Disbursement Date.  A Member’s Vested Interest in any Contribution Amount allocable to his Account after his Benefit Disbursement Date shall be distributed, if his benefit was paid in a lump sum, or used to increase his payments, if his benefit is being paid on a periodic basis, as soon as administratively feasible after the date that such Contribution Amount is paid to the Funding Agent.

8.02 Vested Interest

  (a) Except as provided in paragraph (b) or (c) of this Section 8.02, a Member’s Vested Interest in his Account (other than the value of Tax Deferred Savings Contributions, including catch-up contributions, and Rollover Contributions) on any determination date shall be determined by reference to such Member’s full years of Vesting Service as of such date in accordance with the following vesting schedule:

Full Years of Vesting Service	Vested Interest
Less than 3 years	0%
3 years	33%
4 years	67%
5 or more years	100%

(b) In any case where the forfeitable portion of a former Member’s Account is forfeited upon a Forfeitable Event as provided in Section 8.03, the nonforfeitable portion of such Account upon such forfeiture shall then become the former Member’s entire Account and the former Member’s Vested Interest therein shall be 100%.  In the event such former Member shall once again become an active or inactive Member on a subsequent date, such Member’s existing Account with a Vested Interest of 100% shall become a separate account within the Member’s new Account under the plan, and such separate account shall continue to have a Vested Interest of 100%.  Any such separate account shall be maintained until such time as the Member’s Vested Interest in his entire Account shall become 100%.

(c) Upon the occurrence of one of the events listed in (i), (ii), or (iii) below, the Vested Interest of a Member or former Member, as the case may be, in his Account shall become 100%:

(i) An active or inactive Member’s Retirement Date (See Article V);

(ii) The death of an active or inactive Member (See Article VI); or

(iii) An active Member’s Total and Permanent Disability (see Article VII).

8.03 Forfeitures

  At the time a Member terminates employment with the Company and its Controlled Entities prior to attaining Retirement Age for any reason other than Total and Permanent Disability or death, a “Forfeitable Event” occurs which is either (i) distribution of the non-forfeitable portion of the Member’s Account or (ii) five (5) consecutive One-Year Breaks-In-Service.  Upon the occurrence of a Forfeitable Event, the forfeitable portion of his Account shall be forfeited and such forfeited amount shall be applied against the Company’s next contribution obligation under the Plan.  Upon the forfeiture of the forfeitable portion of a Member’s Account, such forfeited amount shall cease to be a part of such Member’s Account.

8.04 Restoration of Forfeitures

  If a Member who has a Vested Interest of less than 100% in his Account incurs a forfeiture pursuant to Section 8.03, such forfeited amount shall be restored to his Account upon reemployment covered by the Plan, if such reemployment occurs prior to the date on which he would have incurred five consecutive One-Year Breaks-In-Service or the number of consecutive One Year Breaks-In-Service equal to his years of Vesting Service prior to his termination of employment or five (5) years after reemployment.  Any restoration shall be made from the assets of the special contribution of the Company which shall not constitute an “annual addition” within the meaning of Section 415 of the Code.  The repayment period will be the earlier of five consecutive One-Year Breaks-In-Service or five years from the date of reemployment with the Employer.

IX.           TIME AND MANNER OF BENEFIT PAYMENT

9.01 Benefit Commencement

       (a) Subject to the provisions of paragraphs (c) and (d) of this Section 9.01 and Section 9.05, with respect to a benefit payable to or with respect to a Member pursuant to Article V (retirement), Article VI (death) or Article VII (disability), the Benefit Disbursement Date shall be within the 90 day period following the date the Member or his Beneficiary becomes entitled to such benefit.

    (b) Subject to the provisions of paragraphs (c) and (d) of this Section 9.01, with respect to a benefit payable to a Member pursuant to Article VIII (other termination of employment), the Benefit Disbursement Date shall be within the 90 day period following the date such Member attains his Retirement Age; provided, however, that such Member may elect a Benefit Disbursement Date which is after his termination of employment and prior to attainment of Retirement Age.

(c) Notwithstanding the foregoing provisions of this Section 9.01, the Company for the Plan from which a benefit is to be paid may designate a later Benefit Disbursement Date and, upon notification thereof to such Member or Beneficiary, as the case may be, such designated date shall become the Benefit Disbursement Date; provided, however, that in no event shall a Benefit Disbursement Date be later than the 60th day following the close of the Plan Year during which the Member attains, or would have attained, age 65 or, if later, the date he terminated employment with the Company.  If the amount of benefit payment required to commence by a certain date in accordance with the Plan cannot be ascertained by such date, or if it is not possible to commence benefit payments on such date because the Company has been unable to locate the Member or Beneficiary, as the case may be, after making reasonable efforts to do so, a payment retroactive to such date may be made no later than 60 days after the earliest date on which the amount of such benefit payment can be ascertained under the Plan, or the date on which the Member or Beneficiary, as the case may be, is located, whichever is applicable.

(d) Notwithstanding any provision in the Plan to the contrary, all distributions required under this Article IX shall be determined and made in accordance with the regulations under Section 401(a)(9) of the Code, including the minimum distribution incidental benefit requirements of Section 1.401(a)(9)-2 of the regulations.  The entire interest of a Member in his Account must be distributed or must begin to be distributed no later than the Member’s Mandatory Distribution Date.  A Member’s Mandatory Distribution Date will be determined as follows:

(i) The Mandatory Distribution Date of a Member who has attained age 70½ before January 1, 2001, shall be April 1 of the calendar year following the calendar year in which such Member attains the age 70½.

(ii) The Mandatory Distribution Date of a Member who attains age 70½ after  December 31, 2000, shall be April 1 of the calendar year following the later of (A) the calendar year in which such Member attains the age 70½ or (B) the calendar year in which such Member terminates his employment with the Company (provided, however, that clause (B) of this sentence shall not apply in the case of a Member who is a “five-percent owner” (as defined in section 416 of the Code) with respect to the Plan Year ending in the calendar year in which such Member attains the age 70½).

(iii) In the case of a benefit payable pursuant to Article VI, the Mandatory Distribution Date shall be (A) if payable to other than the Member’s spouse, the last day of the one-year period following the death of such Member or (B) if payable to the Member’s spouse, after the date upon which such Member would have attained the age 70½, unless such surviving spouse dies before payments commence, in which case the Mandatory Distribution Date may not be deferred beyond the last day of the one-year period following the death of such surviving spouse.

The preceding provisions of this Section notwithstanding, a Member may not elect to defer the receipt of his benefit hereunder to the extent that such deferral creates a death benefit that is more than incidental within the meaning of section 401(a)(9)(G) of the Code and applicable Treasury regulations thereunder.  Further, a Member (other than a Member who is a “five-percent owner” (as defined in section 416 of the Code) with respect to the Plan Year ending in the calendar year in which such Member attains the age 70½) who attains age 70½ in calendar year 1998, 1999 or 2000 may elect to defer his Mandatory Disbursement Date until no later than April 1 of the calendar year following the later of (A) the calendar year in which such Member attains the age 70½ or (B) the calendar year in which such Member terminates his employment with the Company, provided, that such election is made by the end of the calendar year in which such Member attains age 70½.

(e) Notwithstanding any provision to the Plan to the contrary, distributions to a Member, if not made in a single lump sum, may only be made over one of the following periods (or a combination thereof):

(1)           The life of the Member,

(2)           The life of the Member and his Beneficiary,

(3)	A period certain not extending beyond the life expectancy of the Member, or

(4)	A period certain not extending beyond the joint and last survivor expectancy of the Member and his Beneficiary.

(f) If the Member dies on or after the Member’s Mandatory Distribution Date, the remaining portion of the Member’s Account must continue to be distributed at least as rapidly as under the method of distribution in effect at the Member’s death.

(g) Notwithstanding the provisions of the Plan regarding availability of distributions from the Plan upon ‘termination of employment,’ a Member’s Accounts shall be distributed on account of the Member’s ‘severance from employment’ as such term is used in Section 401(k)(2)(B)(i)(I) of the Code.

9.02 Minimum Distribution Requirements

      (a)           The provisions of this Section 9.02 will take precedence over any inconsistent provisions of the Plan.

(b)           All distributions required under this Section 9.02 will be determined and made in accordance with the Treasury regulations under  Section 401(a)(9) of the Code.

(c)           Notwithstanding the other provisions of this Section 9.02, distributions may be made under a designation made before January 1, 1984, in accordance with Section 242(b)(2) of the Tax Equity and Fiscal Responsibility Act (TEFRA) and the provisions of the Plan that relate to Section 242(b)(2) of TEFRA.

(d)           The Member’s entire interest will be distributed, or begin to be distributed, to the Member no later than the Member’s Required Beginning Date.  If the Member dies before distributions begin, the Member’s entire interest will be distributed, or begin to be distributed, no later than as follows:

1. If the Member’s surviving spouse is the Member’s sole Designated Beneficiary, then distributions to the surviving spouse will begin by December 31 of the calendar year immediately following the calendar year in which the Member died, or by December 31 of the calendar year in which the Member would have attained age 70½, if later.

2. If the Member’s surviving spouse is not the Member’s sole Designated Beneficiary, then distributions to the Designated Beneficiary will begin by December 31 of the calendar year immediately following the calendar year in which the Member died.

3. If there is no Designated Beneficiary as of September 30 of the year following the year of the Member’s death, the Member’s entire interest will be distributed by December 31 of the calendar year containing the fifth anniversary of the Member’s death.

4. If the Member’s surviving spouse is the Member’s sole Designated Beneficiary and the surviving spouse dies after the Member but before distributions to the surviving spouse begin, this Paragraph (disregarding item (1) above), will apply as if the surviving spouse were the Member.

For purposes of this Paragraph (d) and Paragraph (f) below, unless item (4) above applies, distributions are considered to begin on the Member’s Required Beginning Date. If item (4) above applies, distributions are considered to begin on the date distributions are required to begin to the surviving spouse under item (1) above. If distributions under an annuity purchased from an insurance company irrevocably commence to the Member before the Member’s Required Beginning Date (or to the Member’s surviving spouse before the date distributions are required to begin to the surviving spouse under item (1) above), the date distributions are considered to begin is the date distributions actually commence.  Unless the Member’s interest is distributed in the form of an annuity purchased from an insurance company or in a single sum on or before the Required Beginning Date, as of the first Distribution Calendar Year distributions will be made in accordance with Paragraphs (e) and (f) of this Section 9.02, whichever is applicable. If the Member’s interest is distributed in the form of an annuity purchased from an insurance company, distributions thereunder will be made in accordance with the requirements of Section 401(a)(9) of the Code and the Treasury regulations.

(e)           During the Member’s lifetime, the minimum amount that will be distributed for each Distribution Calendar Year is the lesser of:

1. the quotient obtained by dividing the Member’s Account Balance by the distribution period in the Uniform Lifetime Table set forth in Section 1.401(a)(9)-9 of the Treasury regulations, using the Member’s age as of the Member’s birthday in the Distribution Calendar Year; or

2. if the Member’s sole Designated Beneficiary for the Distribution Calendar Year is the Member’s spouse, the quotient obtained by dividing the Member’s Account Balance by the number in the Joint and Last Survivor Table set forth in  Section 1.401(a)(9)-9 of the Treasury regulations, using the Member’s and spouse’s attained ages as of the Member’s and spouse’s birthdays in the Distribution Calendar Year.

Required minimum distributions will be determined under this Paragraph (e) beginning with the first Distribution Calendar Year and up to and including the Distribution Calendar Year that includes the Member’s date of death.

(f)           If the Member dies on or after the date distributions begin and there is a Designated Beneficiary, the minimum amount that will be distributed for each Distribution Calendar Year after the year of the Member’s death is the quotient obtained by dividing the Member’s Account Balance by the longer of the remaining Life Expectancy of the Member or the remaining Life Expectancy of the Member’s Designated Beneficiary, determined as follows:

1. The Member’s remaining Life Expectancy is calculated using the age of the Member in the year of death, reduced by one for each subsequent year.

2. If the Member’s surviving spouse is the Member’s sole Designated Beneficiary, the remaining Life Expectancy of the surviving spouse is calculated for each Distribution Calendar Year after the year of the Member’s death using the surviving spouse’s age as of the spouse’s birthday in that year.  For Distribution Calendar Years after the year of the surviving spouse’s death, the remaining Life Expectancy of the surviving spouse is calculated using the age of the surviving spouse as of the spouse’s birthday in the calendar year of the spouse’s death, reduced by one for each subsequent calendar year.

3. If the Member’s surviving spouse is not the Member’s sole Designated Beneficiary, the Designated Beneficiary’s remaining Life Expectancy is calculated using the age of the Designated Beneficiary in the year following the year of the Member’s death, reduced by one for each subsequent year.

If the Member dies on or after the date distributions begin and there is no Designated Beneficiary as of September 30 of the year after the year of the Member’s death, the minimum amount that will be distributed for each Distribution Calendar Year after the year of the Member’s death is the quotient obtained by dividing the Member’s Account Balance by the Member’s remaining Life Expectancy calculated using the age of the Member in the year of death, reduced by one for each subsequent year.

(g) If the Member dies before the date distributions begin and there is a Designated Beneficiary, the minimum amount that will be distributed for each Distribution Calendar Year after the year of the Member’s death is the quotient obtained by dividing the Member’s Account Balance by the remaining Life Expectancy of the Member’s Designated Beneficiary, determined as provided in item (1), (2) or (3) of Paragraph (f), whichever is applicable.  If the Member dies before the date distributions begin and there is no Designated Beneficiary as of September 30 of the year following the year of the Member’s death, distribution of the Member’s entire interest will be completed by December 31 of the calendar year containing the fifth anniversary of the Member’s death.  If the Member dies before the date distributions begin, the Member’s surviving spouse is the Member’s sole Designated Beneficiary, and the surviving spouse dies before distributions are required to begin to the surviving spouse under item (1) of Paragraph (d), this Paragraph (g) will apply as if the surviving spouse were the Member.  Notwithstanding the foregoing, if the Member dies before distributions begin and there is a Designated Beneficiary, distribution to the Designated Beneficiary is not required to begin by the date specified in Paragraph (d) above but the Member’s entire interest will be distributed to the Designated Beneficiary by December 31 of the calendar year containing the fifth anniversary of the Member’s death. If the Member’s surviving spouse is the Member’s sole Designated Beneficiary and the surviving spouse dies after the Member but before distributions to either the Member or the surviving spouse begin, this Paragraph will apply as if the surviving spouse were the Member.

(h) For purposes of this Section 9.02, the following terms and phrases shall have these respective meanings:

1. Designated Beneficiary:  The individual who is designated as a Member’s Beneficiary under Section 6.02 of the Plan and is a Designated Beneficiary under Section 401(a)(9) of the Code and Section 1.401(a)(9)-1, Q&A-4, of the Treasury regulations.

2. Distribution Calendar Year:  A calendar year for which a minimum distribution is required. For distributions beginning before the Member’s death, the first Distribution Calendar Year is the calendar year immediately preceding the calendar year which contains the Member’s Required Beginning Date. For distributions beginning after the Member’s death, the first Distribution Calendar Year is the calendar year in which distributions are required to begin under Paragraph (d).  The required minimum distribution for the Member’s first Distribution Calendar Year will be made on or before the Member’s Required Beginning Date. The required minimum distribution for other Distribution Calendar Years, including the required minimum distribution for the Distribution Calendar Year in which the Member’s Required Beginning Date occurs, will be made on or before December 31 of that Distribution Calendar Year.

3. Life Expectancy.  Life Expectancy as computed by use of the Single Life Table in Section 1.401(a)(9)-9 of the Treasury regulations.

4. Member’s Account Balance.  The balance in a Member’s Accounts as of the last Valuation Date in the calendar year immediately preceding the Distribution Calendar Year (valuation calendar year) increased by the amount of any contributions made and allocated or forfeitures allocated to the Member’s Accounts as of dates in the valuation calendar year after the Valuation Date and decreased by distributions made in the valuation calendar year after the Valuation Date. A Member’s Account Balance for the valuation calendar year includes any amounts rolled over or transferred to the Plan either in the valuation calendar year or in the Distribution Calendar Year if distributed or transferred in the valuation calendar year.

5. Requiring Beginning Date.  With respect to a Member or Beneficiary, the date described in Section 9.01(d) of the Plan.

9.03 Benefit Payment Forms

  (a) With respect to a benefit payable to a Member pursuant to Article V (retirement), Article VII (disability), or Article VIII (other termination of employment), the standard form of benefit for any Member who does not die prior to his Benefit Disbursement Date and who is unmarried on his Benefit Disbursement Date shall be an immediate single life annuity and the standard form of benefit for any Member who does not die before his Benefit Disbursement Date and who is married on his Benefit Disbursement Date shall be an immediate 50% joint and survivor annuity.  Any such single life annuity shall be a commercial annuity for the life of the Member.  Any such joint and survivor annuity shall be a commercial annuity which is payable for the life of the Member with a survivor annuity for the life of the Member’s Eligible Surviving Spouse equal to 50% of the amount of the annuity payable during the joint lives of the Member and such Member’s Eligible Surviving Spouse.  The standard form of benefit will be automatically paid as provided in this Section 9.03(a) unless the Member has elected not to receive his benefit payments in such form by executing an “Application for Retirement Benefits Form” during the election period described in Section 9.03(d); provided, however, that the spouse of any married Member consents in writing to such election pursuant to the provisions of Section 9.03(e).  Any election may be revoked and subsequent elections may be made, or revoked, at any time any number of times during such election period.  If the Member has elected not to receive the standard form of benefit as provided herein, such Member’s benefit shall be paid in one of the benefit payment forms under Section 9.03(c), as selected by such Member.

(b) With respect to a benefit payable to a Member pursuant to Article V (retirement), Article VII (disability), or Article VIII (other termination of employment), who is not married on his Benefit Disbursement Date the form of benefit payment shall be a single life annuity under Section 9.03(c)(i), unless such Member selects another benefit payment form provided in Section 9.03(c).

(c) Subject to the provisions of paragraphs (a) and (b) of this Section 9.03, the Member may select to receive his benefit in one of the following forms:

(i) A commercial annuity in the form of a single life annuity for the life of such Member;

(ii) A commercial annuity in the form of a cash refund annuity;

(iii) A commercial annuity for a term certain of ten (10) years and continuous for the life of the Member if he survives such term certain;

(iv) A commercial annuity payable for the life of such Member with a survivor annuity for the life of his Beneficiary which shall be equal to 50%, 75%, or 100% of the annuity payable during the joint lives of the Member and such Member’s Beneficiary;

(v) A lump sum payment (provided, however, that such Member may elect to receive the Vested Interest in his Account which is invested in the common stock of the Company distributed in the form of whole shares of such stock with the value of any fractional shares to be paid in cash); or

(vi) A single life annuity commencing prior to the earliest age as of which such Member will become eligible for an “old-age insurance benefit” under the federal Social Security Act, adjusted so that an increased amount will be paid prior to such age and a reduced amount thereafter; the purpose of this adjustment is to enable the Member to receive, from this Plan and under the federal Social Security Act, an aggregate income in approximately a level amount for life.  Moreover, in the event the Member so elects, if such Member dies before receiving payments aggregating the amount of the Account at his Benefit Disbursement Date, the difference shall be paid in a single lump sum to his designated beneficiary or if there is none, to the executor or administrator of his estate.

Notwithstanding the foregoing provisions of this Section 9.03(c), the following additional requirements must be satisfied:

(1)
The benefit payment form described in Section 9.03(c) (iii) above shall only be available if the present value of the total payments actuarially expected to be made to the Member shall be more than 50% of the present value of the total payments actuarially expected to be made to the Member and his Beneficiary.

(2)	Any payment under a benefit payment form described in this Section 9.03(c) must satisfy the distribution requirement described in Section 9.01(d).

(3)
The form of payment to the Member or to the Member and his Beneficiary must be payable over a period of time which does not exceed the longer of:  (i) the life expectancy of the Member, or (ii) the joint and last survivor life expectancy of the Member and his Beneficiary.

(4)	Distributions due to the termination of the Plan will be made in accordance with the modes of distributions provided for in the Plan in Section 9.03(c)(i), (ii), (iii), (iv), (v) and (vi) above.

(5)
Annuity starting date is defined as (i) the first day of the first period for which an amount is payable as an annuity, or (ii) in the case of a benefit not payable in the form of an annuity, the first day on which all events have occurred which entitle the Member to such benefit.

(d) Subject to the provisions of Section 9.03(e) with respect to any election described in Section 9.03(a), the Company shall furnish, or shall cause to be furnished, certain information, pertinent to such election, to each Member no less than thirty days (unless such thirty-day period is waived by an affirmative election in accordance with the Code and applicable Treasury regulations) and no more than one hundred eighty days before his Benefit Disbursement Date.  The furnished information shall be written in nontechnical language in a manner calculated to be understood by the average Member and shall include the following specific information relating to each of the standard and optional forms of benefits available under the Plan (for purposes of this paragraph, “form of benefit”) to the Member with a Benefit Disbursement Date for which the explanation applies: (1) a description of the form of benefit, (2) a description of the eligibility conditions for the form of benefit, (3) a description of the financial effect of electing the form of benefit, (4) a description of any other material features of, and an explanation of the relative values of, the form of benefit and (5) such other information and statements as may be required under applicable Treasury regulations.  The period of time during which a Member may make or revoke such election shall be the one-hundred-eighty-day period ending on such Member’s Benefit Disbursement Date provided that such election may also be revoked at any time prior to the expiration of the seven-day period that begins the day after the information described in this Section 9.03(d) is furnished to the Member.

(e) In the event a benefit under the Plan is to be paid to a Member in the standard joint and survivor annuity form under Section 9.03(a) and such Member elects another form of benefit payment which will not provide his spouse with a lifetime survivor annuity which is at least 50% of the amount of the annuity payable during the joint lives of the Member and the spouse, such benefit shall be paid in such form only if such Member’s spouse consents thereto in writing.  Any spousal consent given pursuant to this provision shall acknowledge the effect of such form of payment and shall be witnessed by a Plan representative or a notary public, unless a Plan representative finds that such consent cannot be obtained because the spouse cannot be located or because of other circumstances set forth in Section 401(a)(11) of the Code and regulations issued thereunder.  A vested Member (i) may elect, with the written consent of his or her spouse, not to take the qualified preretirement survivor annuity, and (ii) may revoke an election not to take the preretirement survivor annuity, or choose again to take a preretirement survivor annuity at any time, and any number of times, within the applicable election period.  This period is defined in Section 417(a)(6)(B) of the Code as from the first day of the first Plan Year in which the Member attains age thirty-five (but in the case of a Member who is separated from service, with respect to benefits accrued under the Plan before the date of such separation, no later than the date of such separation from service) until the Member’s death.

(f) Notwithstanding any other provision of the Plan to the contrary, in no event shall any provision of the Plan restrict the availability of an alternate form of benefit to a certain select group or classification of Members or Beneficiaries.

9.04 Payment of Death Benefits

(a) The standard form of death benefit payable with respect to a Member who dies while employed by the Employer and who leaves an Eligible Surviving Spouse shall be an immediate survivor annuity.  Such survivor annuity shall be a commercial annuity payable for the life of the Eligible Surviving Spouse.  Such a Member may elect not to have the standard form of death benefit payable to his Eligible Surviving Spouse by designating a person other than his Eligible Spouse as his Beneficiary pursuant to the provisions of Sections 6.02 and 6.04.  Any such election may be made before the first day of the Plan Year in which a Member attains the age of thirty-five only (A) after the Member separated from service and only with respect to benefits accrued under the Plan before the date of such separation or (B) in the case of a Member who has not separated from service, if the Member has been furnished the information described below, with such election to become invalid upon the first day of the Plan Year in which the Member attains the age of thirty-five, whereupon a new election may be made by such Member. The Company shall furnish, or shall cause to be furnished to each Member, a written explanation regarding the survivor annuity death benefit within the period beginning with the first day of the Plan Year in which he attains the age of thirty-two (but no earlier than the date such Member begins participation in the Plan) and ending with the latest of (1) the last day of the Plan Year preceding the Plan Year in which the Member attains the age of thirty-five or (2) the one-year period immediately following the date the Employee becomes a Member.  If a Member separates from service before attaining the age of thirty-five, such explanation shall be furnished to such Member within the period beginning one year before the Member separates from service and ending one year after such separation.  Such information shall also be furnished to a Member who has not attained the age of thirty-five or terminated employment within a reasonable period after written request by such Member.  The furnished explanation shall be written in nontechnical language in a manner calculated to be understood by the average Member and shall include (1) a general description of the survivor annuity, (2) a description of the circumstances under which it will be paid if elected, (3) a description of the availability of the election of the survivor annuity, (4) a description of the financial effect of the election of the survivor annuity on the Member’s Plan benefits, and (5) such other information and statements as may be required under applicable Treasury regulations.

(b) The form of death benefit payable with respect to a Member who is not married at the time of his death while employed by the Company, or who is married at such time and who has elected out of the standard form of death benefit provided in Section 9.04(a), shall be the form provided for in Section 9.04(c)(i), unless the Member’s Beneficiary selects another benefit payment form set forth in Section 9.04(c).

(c) With respect to the selection of a form of death benefit payment as provided in paragraphs (b) and (e) of this Section 9.04, the Member’s Beneficiary may select one of the following forms:

(i) A lump sum payment (provided, however, that such Member’s Beneficiary may elect to receive the portion of such Member’s Account which is invested in the common stock of the Company distributed in the form of whole shares of such stock with the value of any fractional shares to be paid in cash); or

(ii) A commercial annuity in the form of a single life annuity.

(d) If a former Member who is entitled to a benefit pursuant to Article V (retirement), Article VII (disability), or Article VIII (other termination of employment) shall die after his termination of employment with the Company but prior to his Benefit Disbursement Date, his Vested Interest in the benefit to which he was entitled shall be paid pursuant to Article VI, and Section 9.04(a), or 9.04(b), whichever is applicable, as if such Member had died while employed by the Company; provided, however, that the application of the provisions of this Section 9.04(d) as if the Member had died while employed by the Company shall not result in a Member entitled to a benefit under Article VIII (other termination of employment) having a greater Vested Interest in his Account than his Vested Interest as of the date of his termination of employment.

(e) In the event a survivor annuity is to be paid to a Member’s Eligible Surviving Spouse, as provided in Section 9.04(a) or 9.04(d), such Eligible Surviving Spouse may request in writing to receive the survivor benefit in one of the forms provided for in Section 9.04(c).  Within a reasonable time after any such written request by such Eligible Surviving Spouse, the applicable Local Administrative Committee shall provide, or shall cause to be provided, to such Spouse a written explanation, in non-technical language of such survivor annuity form and the alternative forms of payment which may be selected along with the financial effect of each such form.

(f) Unless the Member otherwise elects, the payment of benefits under the Plan to the Member shall begin not later than the 60th day after the close of the Plan Year in which the latest of the following events occurs:

(i) The date on which the Member attains age 65;

(ii) The date on which the Member terminates service with the Company or a Controlled Entity.

Notwithstanding any provision in the Plan to the contrary, a Member’s Vested Interest in his Account under the Plan must be distributed, or begun to be distributed, to him not later than the April 1 following the calendar year in which the Member attains age 70-1/2.  In the event a Member dies after commencement of the distribution of his interest, any remaining portion of such interest shall be distributed to his Beneficiary in the method which is at least as rapid as the method being used at the date of his death.  In the event a Member dies prior to commencement of the distribution of his interest, the entire interest attributable to such Member shall be distributed within five years after the date of his death, unless such interest is payable to his Beneficiary for a period which does not exceed the life or life expectancy of such Beneficiary, in which event distribution of such interest shall commence no later than the date such Member would have attained age 70-1/2, if the beneficiary is the surviving spouse or, under certain circumstances set forth in Section 401(a) (9) of the Code or regulations thereunder, a child of such former Member, or the date which is one year after the date of the Member’s death, if the Beneficiary is not the surviving spouse or child of such former Member.

(g) In any case where a former Member dies after his Benefit Disbursement Date, payment of the benefit payable with respect to such former Member shall continue, if applicable, in accordance with the benefit payment form in effect as provided in Section 9.03.

9.05 Lump Sum Cash-Out

  Notwithstanding the foregoing provisions of this Article IX, with respect to any benefit payable pursuant to Article V (retirement), Article VI (death), Article VII (disability) or Article VIII (other termination of employment):

(a) If the amount of the Member’s Vested Interest in his Account Balance is not in excess of $1,000 (or not in excess of $5,000 with respect to a benefit payable after a Member’s death), such benefit shall be paid to such Member or Beneficiary, as the case may be, in one lump sum in lieu of any other benefit payment form herein provided.

(b) Except in the case of a benefit payable after a Member’s death, if the amount of the Member’s Vested Interest in his Account Balance exceeds $1,000 but does not exceed $5,000, the Member may elect to receive the Vested Interest in his Account Balance in one lump sum in lieu of any other benefit payment form herein; provided that any such election may be made without the consent of the Member’s spouse, if any.  In the event of a distribution pursuant to this Section 9.05(b), if the Member does not elect to have such distribution paid directly to an Eligible Retirement Plan specified by the Member in a direct rollover in accordance with Section 9.08 or to receive the distribution directly in accordance with this Section 9.05(b), then the Plan Administrator shall pay the distribution in a direct rollover to an individual retirement plan designated by the Plan Administrator.  This Section 9.05(b) shall be effective with respect to distributions made on or after January 1, 2006 regardless of whether the event that caused a Member’s Account to become distributable occurred before or after January 1, 2006.

(c) No distribution may be made pursuant to this Section 9.05 after the annuity commencement date when the accrued benefit is in excess of $5,000 unless the Member and his eligible spouse (or where the Member has died, the Eligible Surviving Spouse) consent in writing to such distribution.  An accrued benefit is immediately distributable if any part of the benefit may be distributed to the Member before the later of normal retirement or age 62.  This does not apply after the death of the Member.  For purposes hereunder, present value shall be determined by using an interest rate not greater than the interest rate which would be used (as of the date of distribution) by the Pension Benefit Guaranty Corporation for purposes of determining the present value of a lump sum distribution on plan termination.  For purposes of application of the $5,000 threshold of this Section and Sections 16.04 and 17.07 (but not the $1,000 threshold of this Section), the value of a Member’s Vested Interest in his Account Balance shall be determined without regard to that portion of his Account Balance that is attributable to Rollover Contributions (and earnings allocable thereto) within the meaning of Sections 402(c), 403(a)(4), 403(b)(8), 408(d)(3)(A)(ii) and 457(e)(16) of the Code.  If the value of a Member’s Vested Interest in his Account Balance as so determined is $5,000 or less, the Member’s entire nonforfeitable Account Balance (including amounts attributable to such Rollover Contributions) may be distributed pursuant to this Section 9.05 and Section 17.07.

9.06 Commercial Annuities

  In any case where a benefit payable under the Plan is to be paid in the form of a commercial annuity, a commercial annuity contract shall be purchased and distributed to the Member or Beneficiary, as the case may be.  Upon the distribution of any such contract, the Plan shall have no further liability with respect to the amount used to purchase the annuity contract and the company issuing such contract shall be solely responsible to the recipient of the contract for the annuity payments thereunder.  All certificates for commercial annuity benefits shall be non-transferable, and no benefit thereunder may be sold, assigned, discounted, or pledged.  Any commercial annuity purchased under the Plan shall contain such terms and provisions as may be necessary to satisfy the requirements under the Plan.

9.07 Actuarial Equivalency

  With respect to any benefit payable pursuant to the Plan, whichever form of payment is selected, the value of such benefit shall be the actuarial equivalent of the value of the Account Balance to which the particular Member or Beneficiary, as the case may be, is entitled.

9.08 Eligible Rollover Distributions

  Each Member and beneficiary who receives an Eligible Rollover Distribution may elect in the time and in a manner prescribed by the Company to have all or any portion of such Eligible Rollover Distribution transferred to an Eligible Retirement Plan; provided, however, that only one such transfer may be made with respect to an Eligible Rollover Distribution to an Eligible Retirement Plan.  Notwithstanding the foregoing, the Member may elect, after receiving the notice required under Section 402(f) of the Code, to receive such Eligible Rollover Distribution prior to the expiration of the 30-day period beginning on the date such Member is issued such notice, provided that the Member or beneficiary is permitted to consider his decision for at least 30 days and is advised of such right in writing.

X.           PLAN ADMINISTRATION

10.01 Plan Administrator

  For purposes of ERISA, the Company shall be the Plan Administrator and, as such, shall be responsible for the compliance of the Plan with the reporting and disclosure provisions of ERISA.

10.02 Authority of the Company

  The Company shall have all the powers and authority expressly conferred upon it herein and, further, shall have the sole right to interpret and construe the Plan, and to determine any disputes arising thereunder, subject to the provisions of Section 10.04.  In exercising such powers and authority, the Company at all times shall exercise good faith, apply standards of uniform application, and refrain from arbitrary action.  Any decision of the Company in such exercise of its powers, authorities and duties shall be final and binding upon all affected parties.  The Company may employ such attorneys, agents, and accountants as it may deem necessary or advisable to assist it in carrying out its duties hereunder.  The Company shall be a “named fiduciary” as that term is defined in Section 402(a)(2) of ERISA.  The Company may:

(a)           allocate any of the powers, authorities, or responsibilities for the operation and administration of the Plan, which are retained by it or granted to it by this Article X, to the Trustee; and

(b)           designate a person or persons other than itself to carry out any of such powers, authorities, or responsibilities;

provided, however, that no powers, authorities, or responsibilities of the Trustee shall be subject to the provisions of paragraph (b) of this Section 10.02; and provided further, that no allocation or delegation by the Company of any of its powers, authorities, responsibilities to the Trustee shall become effective unless such allocation or delegation first shall be accepted by the Trustee in a writing signed by it and delivered to the Company.

10.03 Action by the Company

  Any act authorized, permitted, or required to be taken by the Company under the Plan, which has not been delegated in accordance with Section 10.02, may be taken by a majority of the members of the Board of Directors of the Company, either by vote at a meeting, or in writing without a meeting.  All notices, advices, directions, certifications, approvals, and instructions required or authorized to be given by the Company under the Plan shall be in writing and signed by either (i) a majority of the members of the Board of Directors of the Company, or by such member or members as may be designated by an instrument in writing, signed by all the members thereof, as having authority to execute such documents on its behalf, or (ii) a person who become authorized to act for the Company in accordance with the provisions of paragraph (b) of Section 10.02.  Subject to the provisions of Section 10.04, any action taken by the Company which is authorized, permitted, or required under the Plan shall be final and binding upon the Company and the Trustees, all persons who have or who claim an interest under the Plan, and all third parties dealing with any Trustee or the Company.

10.04 Claims Review Procedure

  Claims for Plan benefits and reviews of Plan benefit claims which have been denied or modified will be processed in accordance with the written Plan claims procedures established by the Cameron International Corporation Plans Administration Committee, which procedures are hereby incorporated by reference as a part of the Plan and may be amended from time to time by such committee.

10.05 Qualified Domestic Relations Order

  The Company shall establish reasonable procedures to determine the status of domestic relations orders and to administer distributions under domestic relations orders which are deemed to be qualified orders.  Such procedures shall be in writing and shall comply with the provisions of Section 414(p) of the Code and regulations issued thereunder.

10.06 Indemnification

  In addition to whatever rights of indemnification the members of the Board of Directors of the Company, or any other person or persons (other than the Trustees) to whom any power, authority, or responsibility of the Company is allocated or delegated pursuant to paragraph (b) of Section 10.02, may be entitled under the articles of incorporation, regulations, or bylaws of the Company, under any provision of law, or under any other agreement, the Company shall satisfy such liability actually and reasonably incurred by any such member or such other person or persons, including expenses, attorneys’ fees, judgments, fines, and amounts paid in settlement, in connection with any threatened, pending, or completed action, suit, or proceeding which is related to the exercise, or failure to exercise, by such member or such other person or persons of any of the powers, authorities, responsibilities, or discretion of the Company as provided under the Plan and the Trust Agreement, or reasonably believed by such member or such other person or persons to be provided thereunder, and any action taken by such member or such other person or persons in connection therewith.

XI.           FUNDING AGENT; ADMINISTRATION
OF PLAN ASSETS

11.01 Funding Agent

(a) The assets of the Plan shall be maintained by the Funding Agent in the investment fund or funds made available from time to time by the Company (the “Fund” or “Funds”) in accordance with the selection made by each Member with respect to the contributions in his Account pursuant to Section 11.03(a) below.

(b) The Funding Agent shall receive such compensation for its services as Funding Agent hereunder as may be agreed upon from time to time by the Company and the Funding Agent.  The Funding Agent shall be reimbursed for all reasonable expenses it incurs while acting as Funding Agent, as agreed upon by the Company and as provided in Section 11.03(b).

11.02 Company Stock Fund

The Company shall cause the Company Stock Fund to be established and maintained at all times under the Plan pursuant to Section 11.01(a).  Except as specifically provided otherwise, the assets of the Company Stock Fund shall be invested by the Funding Agent solely in Company Stock; provided, however, that the Company Stock Fund may hold an amount of cash to the extent required in lieu of holding fractional shares of Company Stock.  The Funding Agent shall receive Company Stock from the Company or purchase Company Stock in the market; provided, however, that any such purchase shall be made only in exchange for fair market value as determined by the Funding Agent .

11.03 Administration of Plan Assets

    (a) Any Tax Deferred Savings Contributions, including catch-up contributions, and any Company Contributions which are credited to a Member’s Account shall be deposited by the Funding Agent in such Fund or Funds selected by each Member in accordance with the provisions of this paragraph (a).  The Funding Agent shall have no duty to collect or enforce payment of contributions or inquire into the amount or method used in determining the amount of contributions, and shall be accountable only for contributions received by it.

Each Member shall designate, in accordance with the procedures established by the Company, the manner in which the amounts allocated to his Account shall be invested from among the Funds.  A Member may designate one of such Funds for all of the contributions to his Account, or he may split the investment of the amounts allocated to such Account among such Funds in such increments as the Company may prescribe.  If a Member fails to make a designation of 100% of the contributions to his Account, such nondesignated contributions shall be invested in the Fund or Funds designated by the Company from time to time in a uniform and nondiscriminatory manner.

A Member may change his investment designation for future contributions to be allocated to his Account.  Any such change shall be made in accordance with the procedures established by the Company, and the frequency of such changes may be limited by the Company.

A Member or inactive Member may convert his investment designation with respect to amounts already allocated to his Account that are invested in one of the Funds.  Any such conversion shall be made in accordance with the procedures established by the Company, and the frequency of such conversions may be limited by the Company.

Notwithstanding any provision in this Section 11.03(a) to the contrary, in the event any one or more of the Funds is eliminated as an investment fund by the Company, each Member and inactive Member who has an investment election in effect which designates such investment fund for the investment of amounts allocated to such individual’s Account, shall designate a continuing Fund or Funds made available by the Company for the investment of such amounts; provided, however, that in the event such individual fails to make such a designation, such contributions or amounts shall be invested in the Fund or Funds designated by the Company in a uniform and nondiscriminatory manner.

(b) Notwithstanding any other provision of the Plan, in the event any portion of a Member’s benefit under the Plan is satisfied by the purchase of an annuity, the benefit otherwise payable under the Plan to such Member shall be reduced by an amount equal to the benefit purchase under the annuity contract.

(c) Expenses incident to the administration of the Plan may be paid by the Company or the Employer and, if not paid by the Company or the Employer, shall be paid from the Plan assets, and, until paid, shall constitute a claim against the Plan assets which is paramount to the claims of Members and their Beneficiaries.

(d) The maintenance of an Account with respect to a Member shall not mean that such Member shall have a greater or lesser interest than that due him by operation of the Plan and shall not be considered as segregating any funds or property within the Plan’s assets from any other funds or property contained in the investment fund.  No Member or Beneficiary shall have any title to any specific asset of the Plan, nor shall any such individual have any right to, or interest in, any assets of the Plan upon termination or otherwise, except as provided from time to time under the Plan, and then only to the extent of the benefits payable to such individual out of Plan assets.

11.04 Authorization of Benefit Payments and Distributions

  The Company shall issue directions to the Funding Agent concerning all benefits which are to be paid from the Plan assets pursuant to the provisions of the Plan.  Any distribution made with respect to a Member shall be debited to the Member’s Account.  The Funding Agent may make any payment required of the Funding Agent hereunder by mailing the Funding Agent’s check to the person to whom such payment is to be made.

11.05 Voting of Company Stock in the Company Stock Fund

  Each Member or Beneficiary who has shares of Company Stock allocated to his Account shall be a named fiduciary with respect to the voting of Company Stock held thereunder and shall have the following powers and responsibilities:

(a) Prior to each annual or special meeting of the shareholders of the Company, the Company shall cause to be sent to each Member and Beneficiary who has Company Stock allocated to his Account and invested in the Company Stock Fund under the Plan a copy of the proxy solicitation material therefor, together with a form requesting confidential voting instructions, with respect to the voting of such Company Stock as well as the voting of Company Stock for which the Funding Agent does not receive instructions.  Each such Member and/or Beneficiary shall instruct the Funding Agent to vote the number of such uninstructed shares of Company Stock equal to the proportion that the number of shares of Company Stock allocated to his Account and invested in the Company Stock Fund bears to the total number of shares of Company Stock in the Plan for which instructions are received.  Upon receipt of such a Member’s or Beneficiary’s instructions, the Funding Agent shall then vote in person, or by proxy, such shares of Company Stock as so instructed.

(b) The Company shall cause the Funding Agent to furnish to each Member and Beneficiary who has Company Stock allocated to his Account and invested in the Company Stock Fund under the Plan notice of any tender or exchange offer for, or a request or invitation for tenders or exchanges of, Company Stock made to the Funding Agent.  The Funding Agent shall request from each such Member and Beneficiary instructions as to the tendering or exchanging of Company Stock allocated to his Account and invested in the Company Stock Fund and the tendering or exchanging of Company Stock for which the Funding Agent does not receive instructions.  Each such Member shall instruct the Funding Agent with respect to the tendering or exchanging of Company Stock for which the Funding Agent does not receive instructions.  Each such Member shall instruct the Funding Agent with respect to the tendering or exchanging of the number of such uninstructed shares of Company Stock equal to the proportion that the number of the shares of Company Stock allocated to his Account and invested in the Company Stock Fund bears to the total number of shares of Company Stock in the Plan for which instructions are received.  The Funding Agent shall provide Members and Beneficiaries with a reasonable period of time in which they may consider any such tender or exchange offer for, or request or invitation for tenders or exchanges of, Company Stock made to the Funding Agent.  Within the time specified by the Funding Agent, the Funding Agent shall tender or exchange such Company Stock as to which the Funding Agent has received instructions to tender or exchange from Members and Beneficiaries.

(c) Instructions received from Members and Beneficiaries by the Funding Agent regarding the voting, tendering, or exchanging of Company Stock shall be held in strictest confidence and shall not be divulged to any other person, including officers or employees of the Company, except as otherwise required by law, regulation or lawful process.

XII.           FIDUCIARY RESPONSIBILITIES

12.01 General Allocation of Duties

  Each fiduciary with respect to the Plan shall have only those specific powers, duties, responsibilities and obligations as are specifically given him under the Plan.  It is intended under the Plan that each fiduciary shall be responsible for the proper exercise of his own powers, duties, responsibilities and obligations hereunder and shall not be responsible for any act or failure of another fiduciary except to the extent provided by law or as specifically provided herein.

12.02 Fiduciary Liability

  A fiduciary shall not be liable in any way for any acts or omissions constituting a breach of fiduciary responsibility and occurring prior to the date he becomes a fiduciary or after the date he ceases to be a fiduciary.

12.03 Delegation and Allocation

  The Company may appoint committees, individuals or any other agents as it deems advisable and may delegate to any of such appointees any or all of its powers and duties.  Such appointment and delegation must be in writing, specifying the powers or duties being delegated, and must be accepted in writing by the delegate.  Upon such appointment, delegation and acceptance, the delegating committee members shall have no liability for the acts or omissions of any such delegate, as long as the delegating committee members do not violate their fiduciary responsibility in making or continuing such delegation.

XIII.           AMENDMENTS TO THE PLAN

13.01 Plan Amendments

.  Subject to the limitations set forth in Section 13.02, the Company may at any time, and from time to time, make any amendment to the Plan that it determines in its sole discretion to be appropriate.  Specifically, but not by way of limitation, the Company may make any amendment to the Plan which is necessary to obtain and maintain the tax-qualified status of the Plan, and its related fund, under the Code, whether or not such amendment is retroactive.

13.02 Limitations on Plan Amendment

  No amendment to the Plan may be made which would vest in the Company, directly or indirectly, any interest in or control of the assets of the Plan.  No amendment may be made which would vary the Plan’s exclusive purpose of providing benefits to Members and their Beneficiaries, and defraying the reasonable expenses of administering the Plan, or which would permit the diversion of any part of the Plan’s assets from such exclusive purpose.  No amendment may be made which would reduce any existing nonforfeitable interest of a Member.

13.03 Election of Former Schedule

.  In the event the Company adopts an amendment to the Plan that directly or indirectly affects the computation of a Member’s Vested Interest in his Account, any Member with three or more years of Vesting Service shall have a right to have his nonforfeitable interest in his Account continue to be determined under the vesting schedule in effect prior to such amendment rather than under the new vesting schedule, unless the Vested Interest of such Member in his Account under the Plan, as amended, at any time is not less than such interest determined without regard to such amendment.  Such Member shall exercise such right by giving written notice of his exercise thereof to the Company within 60 days after the latest of (i) the date he receives notice of such amendment from the Company, (ii) the effective date of the amendment, or (iii) the date the amendment is adopted.  Notwithstanding the foregoing provisions of this Section 13.03, the Vested Interest of each Member on the effective date of such amendment shall not be less than his Vested Interest under the Plan as in effect immediately prior to the effective date thereof.

XIV.           PLAN TERMINATION; PLAN MERGER OR CONSOLIDATION

14.01 Right to Terminate or Discontinue

  The Company has established the Plan with the intention and expectation that it will be able to continue the Plan as an ongoing Plan from year to year.  However, the Company realizes that circumstances may arise that would make it advisable to discontinue the maintenance of the Plan.  Accordingly, the Company reserves the right and shall have the power to completely or partially terminate the Plan at any time after its establishment, or to discontinue making contributions to the Plan.

14.02 Plan Termination or Discontinuance of Contributions

      (a) If the Plan is terminated or partially terminated, the Vested Interest of each Member directly affected by such termination shall become 100%, effective as of such termination date.

(b) If the Plan is amended so as to permanently discontinue Company contributions, or if the Company contributions are in fact permanently discontinued the Vested Interest of each Member directly affected by such discontinuance shall become 100%, effective as of the date of discontinuance.

(c) Upon a Plan termination or discontinuance, any previously unallocated Contribution Amounts and net income (or net loss) shall be allocated among the Accounts of the Members directly affected by such event as of the date of such termination or discontinuance according to the provisions of Article IV, as if such date of such event was an Allocation Date.  Thereafter, the net income (or net loss) shall continue to be allocated to such Accounts until the Account Balances are distributed.

(d) Following a Plan termination or discontinuance, the Plan shall continue to be administered in accordance with its terms until such time as the Company provides the Funding Agent with instructions as to the liquidation of the Plan’s assets.  The Company may amend the Plan to provide for the procedures to be followed in providing for the liquidation of the Plan’s assets upon a Plan termination or discontinuance; provided, however, that no such amendment or other procedure for the liquidation of the Plan’s assets shall permit (i) the Plan’s assets to be used for any purpose other than providing benefits to Members and their Beneficiaries, and defraying the reasonable expenses of administering the Plan, including the liquidation thereof, and (ii) distributions to or with respect to the Members directly affected by the Plan termination or discontinuance which are made at a time and are payable in a form and manner not in accordance with the provisions of the Plan.

14.03 Merger, Consolidation or Transfer of Assets

  The Plan may not merge or consolidate with, or transfer its assets or liabilities to, any other plan, unless each Member or Beneficiary, would, in the event such other plan then terminated, be entitled to a benefit immediately following such event which is equal to or greater than the benefit to which he would have been entitled if the Plan were terminated immediately before the merger, consolidation or transfer.  Further, this Plan may not transfer its assets or liabilities to any other plan, unless the Plan Administrator reasonably concludes that such other plan provides that the transferred amounts may not be distributed before the times specified in Section 1.401(k)-1(d) of the Treasury regulations.

XV.           VESTING SERVICE; HOUR OF SERVICE

15.01 Vesting Service

  (a) Subject to the provisions in paragraph (b) of this Section 15.01, a Member’s Vesting Service shall be determined on the following basis:

(1)
For the period prior to January 1, 1989, a Member shall be credited with Vesting Service in an amount equal to the service, if any, for vesting purposes with which he was credited prior to the restatement of the Plan.

(2)	For all periods from and after January 1, 1989, 1,000 or more Hours of Service during any Plan Year shall constitute one year of Vesting Service.

(b) A Member who has made no Tax Deferred Savings Contributions to the Plan, and who terminates employment and subsequently recommences participation in the Plan, shall be reinstated with the years of Vesting Service with which he was credited prior to his termination of employment, if (i) the number of his consecutive One-Year Breaks-In-Service is less than five, or (ii) he had a Vested Interest at the time of such termination.  A Member who has made Tax Deferred Savings Contributions to the Plan and who has not received a distribution of the nonforfeitable portion of his Account shall be reinstated with the years of Vesting Service with which he was credited prior to his termination of employment if he subsequently recommences participation in the Plan.  A Member who has made Tax Deferred Savings Contributions to the Plan but who has received distribution of the nonforfeitable portion of his Account will be reinstated to the years of Vesting Service with which he was credited prior to his termination of employment if he recommences participation in the Plan and repays any distributed Company Contributions within the time permitted under Section 8.04.

15.02 Hour of Service

      (a) An Hour of Service is each hour during an applicable computation period for which an Employee is directly or indirectly paid, or entitled to payment, by the Company or a Controlled Entity for the performance of duties or for reasons other than the performance of duties, including, but not limited to, any Leave of Absence.  Such Hours of Service shall be credited to the Employee for the computation period in which such duties were performed or in which occurred the period during which no duties were performed.  An Hour of Service also includes each hour, not credited above, for which back pay, irrespective of mitigation of damages, has been either awarded or agreed to by the Company or a Controlled Entity.  These Hours of Service shall be credited to the Employee for the computation period in which the award, agreement or payment is made.  In determining an Employee’s total Hours of Service during a computation period, a fraction of an hour shall be deemed a full Hour of Service.

(b) The number of Hours of Service to be credited to an Employee for any computation period shall be governed by Section 2530.200b-2(b) and (c) of the Department of Labor Regulations under ERISA.

(c) Hours of Service during the period prior to the Effective Date shall be determined from whatever records may be reasonably accessible to the Company and, if such records are insufficient, the Company may make whatever calculations are necessary to approximate Hours of Service for the period in a manner uniformly applicable to all Employees similarly situated.  These provisions shall be construed by resolving any questions or ambiguities in favor of crediting Employees with Hours of Service.

(d) In determining an Employee’s Hours of Service, there shall be added to such Employee’s Hours of Service as calculated under the preceding provisions of this 15.02, the number of hours in his regularly-scheduled workday while absent from active Employment due to sickness, disability, or Leave of Absence following a period for which he is credited with Hours of Service under the preceding provisions of this Section 15.02.  An Hour of Service credited under the preceding sentence shall be known as a “Non-Paid Hour of Service” and shall be included in the employee’s Hours of Service for purposes of determining his Vesting Service.

XVI.           MISCELLANEOUS

16.01 Non-Guarantee of Employment

  The adoption and maintenance of the Plan shall not be deemed to be a contract between the Company and any person or to be consideration for the Employment of any person.  Nothing herein contained shall be deemed to give any person the right to be retained in the employ of the Company or to restrict the right of the Company to discharge any person at any time nor shall the Plan be deemed to give the Company the right to require any person to remain in the employ of the Company or to restrict any person’s right to terminate his employment at any time.

16.02 Payments Solely from Plan Assets

  All benefits payable under the Plan shall be paid or provided for solely from the Plan assets and neither the Company nor the Funding Agent assumes any liability or responsibility for the adequacy thereof.  The Company or the Funding Agent may require execution and delivery of such instruments as are deemed necessary to assure proper payment of any benefits.

16.03 Facility of Payment

  Whenever the Company determines that a person entitled to a benefit from the Plan is under a legal disability or is incapacitated in any way so as to be unable to manage his financial affairs, the Company may direct the Funding Agent to make payments to such person or to his legal representative or to a relative or other person caring for such person with such payments shall be for the benefit of such person.  Any such payment of a benefit in accordance with the provisions of this Section 16.03 shall be in complete discharge of any liability for the making of such payment under the provisions of the Plan.

16.04 Non-Alienation of Benefits

  Except as provided in Sections 401(a)(13)(B) and 414(p) of the Code relating to qualified domestic relations orders and certain judgments and settlements, benefits payable under the Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary, including any such liability which is for alimony or other payments for the support of a spouse or former spouse or for any other relative of a Member or Beneficiary to actually being received by the person entitled to the benefit under the terms of the Plan; and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any right to benefits payable hereunder, shall be void.  The Plan and the Funding Agent shall not in any manner be liable for, or subject to, the debts, contracts, liabilities, engagements or torts of any person entitled to benefits hereunder.  Notwithstanding the foregoing provisions of this Section 16.04, the Company may direct the Funding Agent to comply with a qualified domestic relations court order requiring deductions from a Member or Beneficiary’s benefit payments, but only if such deductions are specifically provided for in such order.  In the event that the total value of an amount directed to be paid pursuant to a qualified domestic relations order is not in excess of $5,000 (determined as provided in Section 9.05), such amount shall be paid to the recipient or recipients identified in such order in one lump sum payment as soon as practicable after such order has been determined to be a qualified domestic relations order.

16.05 Exclusive Benefit

  No part of the Plan assets shall be used for any purpose other than the exclusive purpose of providing benefits which Members and Beneficiaries are entitled to under the Plan, and for the purpose of defraying the reasonable expenses of administering the Plan.

16.06 Transferred Employment

  In any case where a Member transfers employment, directly or indirectly, from the Company to a Controlled Entity, such Member shall not be considered to have terminated employment with the Company for purposes of his eligibility to receive a retirement or other vested benefit under the Plan so long as he so remains employed by a Controlled Entity.

16.07 Severability

  If any provisions of the Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions hereof; instead, each provision shall be fully severable and the Plan shall be construed and enforced as if said illegal or invalid provision had never been included herein.

16.08 Applicable Law

  All provisions of the Plan shall be construed in accordance with the laws of Texas, except to the extent preempted by federal law.

16.09 Internal Revenue Service Approval

  Notwithstanding any other provision of the Plan to the contrary, the contributions made under the Plan, are contingent upon the deductibility of such contributions under Section 404 of the Code.  To the extent that a deduction for such contributions is disallowed, such contributions may be returned within one year after the date of disallowance.  In addition, if Company contributions are made under a mistake of fact, such contributions may be returned to the Company within one year after the payment thereof.

16.010 Uniformed Services Employment and Reemployment Rights Act Requirements

  Notwithstanding any provision of the Plan to the contrary, contributions, benefits and service credit with respect to qualified military service will be provided in accordance with section 414(u) of the Code.

XVII.           TAX DEFERRED SAVINGS CONTRIBUTIONS

17.01 Tax Deferred Savings Contribution Election

      (a)           A Member may elect, in accordance with the procedures and within the time period prescribed by the Plan Administrator, to have Tax Deferred Savings Contributions in $.10 increments, made on his behalf to the Plan by his Employer and credited to his Account; provided, however, that such amount shall not be less than $.10 per Contribution Hour nor more than $5.00 per Contribution hour and in no event shall such Tax Deferred Savings Contributions under the Plan and all other qualified plans maintained by the Employer or any Controlled Entity on behalf of any Member for any calendar year exceed the dollar limitation contained in Section 402(g) of the Code) in effect for such calendar year.  If a Member elects to have such Tax Deferred Savings Contributions made on his behalf, his compensation shall be reduced by the amount he elects pursuant to the terms of a compensation reduction authorization filed with the Employer.  Notwithstanding the foregoing provisions of this Section, Tax Deferred Savings Contributions made with respect to a Plan Year on behalf of Highly Compensated Employees (as described and defined in Section 414(q) of the Code) shall not exceed the limitations set forth in Section 17.03.

(b)           All employees who are eligible to make Tax Deferred Savings Contributions under this Plan, as described in the paragraph above, and who have attained age 50 before the close of the Plan Year shall be eligible to make catch-up contributions in accordance with, and subject to the limitations of, Section 414(v) of the Code.  Such catch-up contributions shall not be taken into account for purposes of the provisions of the Plan implementing the required limitations of Section 402(g) of the Code, as described in the paragraph above, and Section 415 of the Code, as described in Appendix A of the Plan.  The Plan shall not be treated as failing to satisfy the provisions of the Plan implementing the requirements of Section 401(k)(3), 401(k)(11), 401(k)(12), 410(b), or 416 of the Code, as applicable, by reason of the making of such catch-up contributions.

17.02 Change of Tax Deferred Savings Contribution Election

  Any Member may suspend or change the amount of the Tax Deferred Savings Contributions, including catch-up contributions, made on his behalf in accordance with the procedures and within the time period prescribed by the Plan Administrator; provided, however, that such Member may only select an amount of compensation to be so contributed which does not exceed the applicable limitations set forth in Sections 17.01 and 17.03.

17.03 Limitation on Tax Deferred Savings Contributions

  Notwithstanding any other provisions of the Plan to the contrary, the Company shall take such action as it deems appropriate to limit the amount of Tax Deferred Savings Contributions under the Plan in each Plan Year to the extent necessary to insure that any average deferral percentage requirement under Section 401(k) of the Code is not exceeded.  Such Code section and regulations relating thereto are hereby incorporated in the Plan by reference.  Such testing shall utilize the current year testing method as such term is defined in Section 1.401(k)-6 of the Treasury regulations.  If, for any Plan Year, the aggregate Tax Deferred Savings Contributions made by the Company on behalf of Highly Compensated Employees (as described and defined in Section 414(q) of the Code) exceeds the maximum amount of Tax Deferred Savings Contributions permitted on behalf of such Highly Compensated Employees pursuant to this Section 17.03, an excess amount (hereinafter referred to as  “Excess Contributions”) shall be determined by reducing Tax Deferred Savings Contributions made on behalf of Highly Compensated Employees in order of their highest actual deferral percentages in accordance with Section 401(k)(8)(B)(ii) of the Code and the Treasury regulations thereunder. Once determined, such Excess Contributions shall be distributed to Highly Compensated Employees in order of the highest dollar amounts contributed on behalf of such Highly Compensated Employees in accordance with Section 401(k)(8)(C) of the Code and the Treasury regulations thereunder before the end of the next following Plan Year.  The income or loss allocable to Excess Contributions shall be determined by the Company in accordance with applicable rules and regulations.  For purposes of performing non-discrimination testing for the Plan pursuant to this Section, a Member’s compensation shall be his compensation as defined in Section 415(c)(3) of the Code.  Such compensation shall be limited to $200,000, with such limitation adjusted automatically to reflect any amendments to Section 401(a)(17) of the Code and any cost-of-living increases authorized by Section 401(a)(17) of the Code.

17.04 Excess Tax Deferred Savings Contributions

  If a Member who had Tax Deferred Savings Contributions made on his behalf for a Plan Year files with the Employer, within the time limit prescribed by the Employer after the end of such Plan Year, a written statement, on a form acceptable to the Employer, that he has elective deferrals within the meaning of Section 402(g) of the Code for the taxable year in excess of the dollar limitation on elective deferrals to effect for such taxable year, and specifying the amount of such excess the Member claims as allocable to the Plan, the amount of such excess and any income allocable to such excess elective deferral shall be distributed to the Member by April 15 of the year following the year of the excess elective deferral.  The foregoing shall not apply to catch-up contributions made pursuant to Section 17.01 of the Plan and Section 414(v) of the Code.

17.05 Investment and Administration of Tax Deferred Savings Contributions

  Any Tax Deferred Savings Contributions, including catch-up contributions, which are credited to a Member’s Account shall be deposited with the Funding Agent and commingled for investment purposes with other Plan Assets.  The Funding Agent shall account for the Tax Deferred Savings Contributions, including catch-up contributions, of a Member separately in accordance with the procedures applicable to Accounts in general.  Except as specifically provided in this Article XVII, Tax Deferred Savings Contributions, including catch-up contributions, shall be held and administered in accordance with the procedures applicable to contributions to credited Accounts.  Notwithstanding the foregoing, in no event shall the amount of a Member’s Account attributable to Tax Deferred Savings Contributions, including catch-up contributions, be distributable to such Member or his Beneficiary earlier than (i) separation from service, death, or disability; or (ii) attainment of age 59-1/2.

17.06 Vesting

  A Member shall be 100% vested at all times in the value of his Tax Deferred Savings Contributions, including catch-up contributions.

17.07 Distribution of Tax Deferred Savings Contributions

  Subject to the limitations set forth in this Section 17.07, each Member shall be entitled to receive the entire interest of his Account attributable to his Tax Deferred Savings Contributions in a single sum upon the termination of such Member’s employment with the Employer and the Controlled Entities; provided, however, that if such interest when added to any other Vested Interest of the Member under the Plan exceeds $5,000, such interest may not be distributed to such Member prior to Normal Retirement Age without his consent and if such interest when added to any other Vested Interest of the Member under the Plan exceeds $5,000 (disregarding any Rollover contributions and earnings allocable thereto, in accordance with Section 9.05), the consent of his spouse shall also be required.  Notwithstanding the foregoing, any such distribution of Tax Deferred Savings Contributions shall be made in the following manner unless the Member elects otherwise:

(1)           Married Members.  The standard form of benefit payment of Tax Deferred Savings Contributions, including catch-up contributions, for any Member who is married on the date such Contributions are to be distributable to him shall be an immediate 50% joint and survivor annuity.  Such joint and survivor annuity shall be a commercial annuity which is payable for the life of the Member with a survivor annuity for the life of the Member’s surviving spouse equal to 50% of the amount of the annuity payable during the joint lives of the Member and such Member’s surviving spouse.  The standard joint and survivor annuity shall be paid automatically as provided hereunder unless the Member elects to receive his benefit payments in another form during the election period described in Section 9.03(d); provided, however, that the Member’s spouse consents in writing to such election pursuant to the provisions of Section 9.03(e).  Any such election may be revoked and subsequent elections may be made, or revoked, at any time during such election period provided that the Member’s spouse consents thereto in writing and such consent acknowledges the effect of such action and is witnessed by a notary public or plan representative unless a Plan representative finds that such consent cannot be obtained because the spouse cannot be located or because of other circumstances set forth in Section 401(a)(11) of the Code and regulations issued thereunder.  In the event any Member receives his Vested Interest in such a single sum form, no other benefit shall be payable with respect to him under the Plan.  If the Member has elected not to receive the standard joint and survivor annuity as provided herein, such Member’s benefit shall be paid in a single sum.

(2)           Unmarried Members.  The standard form of benefit payment of Tax Deferred Savings Contributions, including catch-up contributions, for any Member who is not married on the date such Contributions are distributable to him, shall be a single life annuity, unless such Member selects to receive his benefit payments in another form during the election period described in Section 9.03(e).

(3)           Vested Amounts Not Exceeding $5,000.  Section 9.05 shall also apply to the distribution of a Member’s interest in his Account attributable to his Tax Deferred Savings Contributions.

In the event that a Member dies prior to receiving the entire interest of his Account attributable to his Tax Deferred Savings Contributions, including catch-up contributions, any such remaining interest shall be distributed to his Beneficiary in accordance with the provisions of Section 9.04.  If a Member’s employment status changes from that of a common law employee of the Employer to a Leased Worker, such Member shall not be deemed to have a “termination of employment” and, therefore, will not be eligible for a distribution under the Plan as a result of such employment status change.

EXECUTED at Houston, Texas this _2nd___ day of ______December___________, 2008.

CAMERON INTERNATIONAL CORPORATION
By:	/s/ Joseph H. Mongrain
Name:	Joseph H.Mongrain
Title:	Vice President, Human Resources

APPENDIX A
SECTION 415 LIMITATIONS

Section 1.  Application.  The provisions set forth in this Appendix A are intended solely to comply with the requirements of Section 415 of the Code, as amended, and shall be interpreted, applied, and if and to the extent necessary, deemed modified without further formal language so as to satisfy solely the minimum requirements of said Section.  For such purposes, the limitations of Section 415 of the Code, as amended, and the Treasury regulations promulgated thereunder are hereby incorporated by reference and made part hereof as though fully set forth herein, but shall be applied only to particular Plan benefits in accordance with the provisions of this Appendix A, to the extent such provisions are not consistent with Section 415 of the Code and such Treasury regulations.  If there is any discrepancy between the provisions in this Appendix A and the provisions of Section 415 of the Code and such Treasury regulations, such discrepancy shall be resolved in such a way as to give full effect to the provisions of Section 415 of the Code and such Treasury regulations.  This Appendix shall also include reference to the applicable provisions of any successor regulation promulgated under Section 415 of the Code.

Section 2.  Definitions.  For purposes of this Appendix, the following terms and phrases shall have these respective meanings:

(a)           “Annual Additions” of a Member for any Limitation Year shall mean all amounts that are annual additions (as defined under Treasury Regulation § 1.415(c)-1(b)), including, without limitation, the Company Contributions, Tax Deferred Savings Contributions, and forfeitures, if any, allocated to such Member’s Account for such year.

(b)           “415 Compensation” of a Member for any Limitation Year shall mean the total of all amounts of compensation (within the meaning of Treasury Regulation § 1.415(c)-2(d)(4)), paid by the Employer to or for the benefit of a Member in such Limitation Year, including all compensation for services rendered or labor performed for the Employer which are required to be reported on the Member’s federal income tax withholding statement or statements (Form W-2 or its subsequent equivalent), plus amounts that would be so reported but for an election under Section(s) 125(a), 132(f)(4), 402(e)(3), 402(h)(1)(B), 402(k) or 457(b) of the Code.  The 415 Compensation of a Member for any Limitation Year shall include payments of regular compensation for services during the Member’s regular working hours, compensation for services outside the Member’s regular working hours (such as overtime or shift differential), commissions, bonuses, or other similar payments that are paid to the Member following his Severance Date but which would have been paid to the Member prior to such date if he had continued in employment with the Employer, provided that such payments are paid by the later of two and one-half  months following the Member’s Severance Date or the end of the Limitation Year that includes the Severance Date.  The 415 Compensation of any Member taken into account for purposes of the Plan shall be limited to $200,000 for any Plan Year with such limitation to be adjusted automatically to reflect any amendments to Section 401(a)(17) of the Code and any cost-of-living increases authorized by Section 401(a)(17) of the Code and prorated for a Plan Year of less than twelve months and to the extent otherwise required by applicable law.

(c)           “Limitation Year” shall mean the calendar year.

(d)           “Maximum Annual Additions” of a Member for any Limitation Year shall mean the lesser of (a) $40,000 (with such amount to be adjusted automatically to reflect any cost-of-living adjustment authorized by Section 415(d) of the Code and Treasury Regulation § 1.415(d)-1(b)) or (b) 100% of such Member’s 415 Compensation during such Limitation Year, as determined in accordance with the requirements of Treasury Regulation § 1.415(c)-2.

Section 3. Limitations and Corrections.  Contrary Plan provisions notwithstanding, in no event shall the Annual Additions credited to a Member’s Account for any Limitation Year exceed the Maximum Annual Additions for such Members for such year.

Section 4.  Multiple Plans.  For purposes of determining whether the Annual Additions under this Plan exceed the limitations herein provided, all defined contribution plans of the Company are to be treated as one defined contribution plan.  In addition, all defined contribution plans of Controlled Entities shall be aggregated for this purpose.  For purposes of this Appendix only, a “Controlled Entity” shall be determined in accordance with Treasury Regulation § 1.415(a)-1(f)(1).  If the Annual Additions credited to a Member’s Account for any Limitation Year under this Plan plus the additions credited on his behalf under other defined contribution plans required to be aggregated pursuant to this Appendix would exceed the Maximum Annual Additions for such Member for such Limitation Year, the Annual Additions under this Plan and the additions under such other plans shall be reduced on a pro rata basis and allocated, reallocated, or returned in accordance with applicable law.

Section 5.  Contribution Adjustments. If the limitations set forth in this Appendix would not otherwise be met for any Limitation Year, the Tax Deferred Savings Contributions elections of affected Members may be reduced by the Company on a temporary and prospective basis in such manner as the Company shall determine; provided, however, that no such reduction shall be effected in a way that adversely affects the catch-up contribution rights of such Members.

APPENDIX B
HISTORICAL COLLECTIVELY BARGAINED
CONTRIBUTION RATES

Pursuant to the collective bargaining agreement covering the Eligible Employees, effective January 1, 1995, Tax Deferred Savings Contributions made by Members pursuant to Section 17.01 of the Plan were limited to $1.50 per Contribution Hour.

Pursuant to the collective bargaining agreement covering the Eligible Employees:

1.           Effective as of November 4, 1996, the limitation on Tax Deferred Savings Contributions made by Members pursuant to Section 17.01 of the Plan was raised to $2.00 per Contribution Hour.  Effective as of January 1, 2002, the limitation on Tax Deferred Savings Contributions made by Members pursuant to Section 17.01 of the Plan were raised to $2.50 per Contribution Hour.  Effective as of July 31, 2006, the limitation on Tax Deferred Savings Contributions made by Members pursuant to Section 17.01 of the Plan was raised to $5.00 per Contribution Hour.

2.           The Company contribution rates contained in Section 3.02 of the Plan were changed to the following rates for the following effective dates:

Effective Date of Contribution Rate	Contribution Rate
On and after July 29, 1996 but before November 4, 1996	$.65
On and after November 4, 1996 but before July 27, 1998	$.75
On and after July 27, 1998 but before July 26, 1999	$.80
On and after July 26, 1999	$.85
On and after July 31, 2000 but before July 30, 2001	$.90
On and after July 30, 2001 but before July 29, 2002	$.95
On and after July 29, 2002 but before July 28, 2003	$1.00
On and after July 28, 2003 but before July 31, 2006	$1.10
On and after July 31, 2006 but before July 30, 2007	$1.15